QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.3

[BÉLANGER SAUVÉ L.L.P. LETTERHEAD]

        May 26, 2005

Ministère des Finances
12, rue Saint-Louis
Québec (Québec)
G1R 5L3

Dear Sirs:

        As counsel for Québec in the matter of the issue and sale by Québec to the Underwriters of US$1,000,000,000 aggregate principal amount of Quebec's 4.60% Global Notes Series QB due May 26, 2015 (the "Notes"), we have examined the following:

a)
a copy of Registration Statements Nos. 333-13626 and 333-124679 of Québec filed with the Securities and Exchange Commission (the "SEC") on June 15, 2001 and May 6, 2005, respectively (such Registration Statements and all materials incorporated therein by reference being hereinafter called the "Registration Statements");

b)
a copy of the prospectus dated May 9, 2005 forming part of the Registration Statements and all materials incorporated by reference therein (the "Prospectus") and of the prospectus supplement relating to the Notes and dated May 18, 2005 and all materials incorporated by reference therein (the "Prospectus Supplement");

c)
a signed copy of the Terms Agreement entered into between Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representative of the several Underwriters named therein, and Québec dated May 18, 2005 (the "Terms Agreement"), which incorporates by reference all of the provisions of the Québec Underwriting Agreement Standard Provisions (Debt Securities) dated May 18, 2005 (the "Underwriting Agreement Standard Provisions");

d)
a signed copy of the Fiscal Agency Agreement dated as of May 26, 2005 between Québec and JPMorgan Chase Bank, N.A. (the "Fiscal Agency Agreement");

e)
a specimen of the Global Notes (as defined in the Fiscal Agency Agreement);

f)
copies of Orders in Council Nos 384-2001, 808-2002, 666-2003 and 546-2004 adopted by the Gouvernement du Québec on April 4, 2001, June 26, 2002, June 18, 2003 and June 9, 2004, respectively, in relation to the Registration Statements and the authorization of the issue and sale of the Notes as certified by an authorized representative of Québec as of the date hereof (collectively, the "Orders in Council");

g)
a copy of ministerial order No. FIN-3 of the Minister of Finance of Québec dated July 7, 2003 (the "Ministerial Order") authorizing, inter alia, certain persons to conclude and sign on behalf of Québec borrowing transactions and certain means to sign any debt security and any documents related to a borrowing transaction;

h)
a signed copy of a letter dated May 19, 2005 addressed to Mr. Michel Robitaille, Delegate General in New York and authorizing certain persons to sign on behalf of Québec the Terms Agreement and all documents relating to the issuance and sale of the Notes, as certified by an authorized representative of the Ministère des Finances of Québec as of the date hereof;

i)
a certificate, dated May 26, 2005, of an authorized representative of the Ministère des Finances of Québec pursuant to section 5(g) of the Underwriting Agreement Standard Provisions and certifying the compliance of the issuance of the Global Notes with Order in Council No 546-2004;

j)
a certificate of an authorized representative of the Ministère des Finances of Québec dated May 26, 2005 as to the delivery of the Notes and to the amount of other debt securities of Québec outstanding on the date hereof and certifying that the Terms Agreement, the Fiscal Agency Agreement and the Notes were signed and delivered outside Québec;

k)
a certificate of the Assistant Secretary General of the Ministère des Finances of Québec dated May 26, 2005 as to authorized signatories of Québec, their titles and specimen signatures.

We have further examined the legislative authority under which it is proposed to issue and sell the Notes, and, in particular, the Financial Administration Act (Québec).

        We have further studied the Income Tax Act (Canada), the Taxation Act (Québec) and such other documents and questions of law as we have deemed necessary for the purposes of this opinion.

        Based on the foregoing, we advise you that, in our opinion:

a)
all necessary action has been duly taken by or on behalf of Québec, and all necessary authorizations and approvals under the laws of Québec have been duly obtained, for the authorization by Québec of the Notes; and there are no laws of Canada applicable to any such authorizations, and no authorizations or approvals under the laws of Canada are necessary therefor;

b)
the Notes have been duly authorized in accordance with the laws of Québec and the Orders in Council of the Gouvernement du Québec applicable thereto, and there are no laws of Canada applicable thereto;

c)
under the applicable laws of Québec, the Notes, when executed, issued, authenticated and delivered in accordance with the Fiscal Agency Agreement, the Orders in Council and the Ministerial Order applicable thereto and against payment therefor pursuant to the Terms Agreement and the Notes will have been duly executed, issued and delivered in accordance with the laws of Québec, and the Notes and the covenants therein contained will constitute valid, binding, unsecured and unconditional obligations of Québec, enforceable against Québec in accordance with their terms subject to the qualifications set forth in paragraph (d), and ranking equally among themselves and with all other debt securities of Québec and outstanding on the date hereof and the full faith and credit of Québec will be pledged for the payment of the principal of and interest (including any Additional Amounts as provided in the Notes) on the Notes and all funds required to make payment in respect of the Notes will be taken out of the Consolidated Revenue Fund of Québec;

d)
Québec does not enjoy, under the laws of Québec and the laws of Canada applicable therein, a right of immunity from suit, on the ground of sovereignty or otherwise, in respect of its obligations under the Fiscal Agency Agreement, the Terms Agreement and the Notes, subject to the following qualifications:

1.
the provisions of the Code of Civil Procedure of Québec which bar extraordinary recourses (quo warranto, mandamus and evocation) and provisional remedies (injunction, seizure of assets before judgment and sequestration) against the Gouvernement du Québec; and

2.
the general immunity of the State from compensation, set-off, acquisitive prescription, attachment and execution on a judgment.

(ii)	We confirm to you our opinion as set forth under the headings "Tax Matters — Canadian Federal Income Taxation" and "Validity of the Notes" in the Prospectus Supplement and under the headings "Description of the Securities — Canadian Taxes on Debt Securities" and "Validity of the Securities" in the Prospectus and hereby consent to the references to us under such headings. We further consent to the filing of this opinion with the Securities and Exchange Commission.

Yours very truly,
/s/ Bélanger Sauvé L.L.P.

QuickLinks

[BÉLANGER SAUVÉ L.L.P. LETTERHEAD]